Exhibit 10.1

2003 STATEWIDE RESIDENTIAL APPLIANCE RECYCLING
PROGRAM AGREEMENT

BETWEEN

ARCA CALIFORNIA, INC.

AND

SOUTHERN CALIFORNIA EDISON COMPANY

This program is funded by California utility customers and administered by Southern California Edison Company under the auspices of the California Public Utilities Commission.

2003 STATEWIDE RESIDENTIAL APPLIANCE RECYCLING PROGRAM AGREEMENT

TABLE OF CONTENTS

1	DEFINITIONS

2	GENERAL TERMS

3	CONTRACT DOCUMENTS

4	CONTRACTOR RECYCLING SERVICES

5	CONTRACTOR REPORTS

6	CONTRACTOR CUSTOMER COMPLAINT AND DISPUTE RESOLUTION PROCESS

7	ELIGIBLE CUSTOMERS AND REFRIGERATORS AND FREEZERS

8	INELIGIBLE CUSTOMERS AND REFRIGERATORS AND FREEZERS

9	CONTRACTOR’S COMPENSATION

10	CONTRACTOR BILLING

11	SCE RESPONSIBILITIES

12	OWNERSHIP AND CUSTOMER CONFIDENTIALITY REQUIREMENTS

13	CONFLICT OF INTEREST

14	RIGHT TO AUDIT AND INSPECT; RECORDKEEPING

15	CHANGES

16	PERMITS, CODES AND STATUTES

17	REPRESENTATIONS AND WARRANTIES

18	TITLE

19	INSURANCE

20	INDEMNITY

21	TERM AND TERMINATION

22	STOP WORK

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23	WRITTEN NOTICES

24	SUBCONTRACTS

25	INDEPENDENT CONTRACTOR

26	NON-DISCRIMINATION CLAUSE

27	CPUC AUTHORITY TO MODIFY

28	NON-WAIVER

29	ASSIGNMENT

30	FORCE MAJEURE

31	DISPUTE RESOLUTION

32	SEVERABILITY

33	GOVERNING LAW

34	SECTION HEADINGS

35	SURVIVAL

36	NONRELIANCE

37	ATTORNEYS’ FEES

38	COOPERATION

39	ENTIRE AGREEMENT

40	COUNTERPARTS

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THIS AGREEMENT (“Agreement”) is effective as of the 2nd day of September, 2003 (“Effective Date”) by and between SOUTHERN CALIFORNIA EDISON COMPANY, a California corporation (“SCE”) and ARCA CALIFORNIA, INC., a California corporation and wholly owned subsidiary of Appliance Recycling Centers of America, Inc. (“Contractor”).  SCE and Contractor are also each individually referred to herein as “Party” and collectively as “Parties.”

RECITALS

WHEREAS the Parties desire to implement an appliance recycling program 2003 under the terms and conditions required by the California Public Utilities Commission and as set forth herein, for the removal of older, working inefficient refrigerators and freezers (“Eligible Refrigerators and Freezers”) (“the 2003 Statewide Residential Appliance Recycling Program”) or “Program”) from customer residences in the separate service territories of SCE, and San Diego Gas & Electric (“SDG&E”) (collectively, the “Southern Territory.”)

WHEREAS, SCE desires to ensure the safe, lawful recovery and recycling or lawful disposal, as necessary, of CFCs, HCFCs, HFCs, PCBs, mercury, and used oil and Hazardous Materials.

WHEREAS, SCE desires to contract with Contractor for the comprehensive management of the 2003 Statewide Residential Appliance Recycling Program in the Southern Territory.

WHEREAS, Contractor desires to contract with SCE for the comprehensive management of the 2003 Statewide Residential Appliance Recycling Program in the Southern Territory, said management to include, without limitation, the collection, disabling and proper disposal of primary and secondary working Eligible Refrigerators and Freezers; removal of CFCs, HCFCs, HFCs, PCBs and other Hazardous Materials from collected Eligible Refrigerators and Freezers; handling storage and legal disposal of compressor oil, PCBs and other Hazardous Materials; recycling of metal, sulfur dioxide, CFCs, HCFCs, HFCs and oil; providing incentives to participating customers of SCE and SDG&E who relinquish Eligible Refrigerators and Freezers, performance of a Program Participant survey, and providing reports and data to assist SCE in tracking program goals and expenditures and evaluating the program.

WHEREAS, Contractor represents (i) that it has knowledge of the federal Clean Air Act, the Resource Conservation and Recovery Act, and Toxic Substances Control Act as well as the California Health and Safety Act (Article 10.1, commencing with Section 25211 of Chapter 6.5 of Division 20), the California Public Resources Code (Chapter 3.5, commencing with Section 42160 of Part 3 of Division 30), and all other applicable federal, state, and local regulations regarding the proper processing and recycling of refrigerators and freezers and hazardous materials contained within the refrigerators and freezers; (ii) that it has knowledge of the hazards associated with the removal, handling, storage, recycling, and legal disposal of hazardous materials; (iii) that it has experience and expertise in such removal, handling, storage, recycling, and legal disposal; (iv) that it uses only qualified personnel, (including subcontractor’s and agent’s personnel) who have been instructed and certified in the proper safety procedures to be used in such removal, handling, storage, recycling, or legal disposal, and (v) that it has established and will continue to operate and maintain its recycling center in the City of Compton or other areas acceptable to Contractor and SCE.

WHEREAS, the Parties hereto desire to set forth terms and conditions under which the aforesaid management services shall be performed and which shall constitute the Parties’ agreement.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             DEFINITIONS

1.1           Agreement:  This document, the terms and conditions contained in this Agreement as amended from time to time.

1.2           Amendment:  Future document signed by the authorized representatives of both Parties which changes or modifies the terms of this Agreement.

1.3           Business Day:  The period from one midnight to the following midnight, excluding Saturdays, Sundays, and holidays.

1.4           Calendar Day:  The period from one midnight to the following midnight, including Saturdays, Sundays, and holidays.

1.5           CFCs:  Chlorofluorocarbons. (See also HCFCs and HFCs.)

1.6           CFC-11:  Chlorofluorocarbons used as the blowing agent in the refrigerator and freezer polyurethane foam insulation.

1.7           Change Order:  Document issued by SCE to Contractor and accepted by Contractor that changes or modifies the terms of this Agreement.

1.8           Contract Period:  September 2, 2003 to December 31, 2003 for completion of the Work.  Contractor’s final report shall be submitted to SCE on or before January 31, 2004, or as extended by order of the CPUC.  (See also Section 21 – “Term and Termination.”)

1.9           CPUC:  the California Public Utilities Commission.

1.10         Disposition Code:  Code assigned to each customer appliance turn-in order form (ATO) that identifies whether a working or non-working Refrigerator or Freezer was collected, or disabled with the customer’s permission, if the order was cancelled by the customer, which incentive was selected, and other similar details regarding each order.

1.11         Documentation:  Specifications, procedures, instructions, reports, test results, analyses, calculations, manuals, and other data specified in the Purchase Order, Change Order, this Agreement, and any amendment to this Agreement, as required by any legal entity having jurisdiction over the Work.

1.12         Eligible Customer:  For purposes of this Agreement, an Eligible Customer is a resident of the Southern Territory who occupies an existing single-family residential (Domestic Rate) or multi-unit dwelling or mobile home, or is the owner or authorized representative of existing multifamily housing and who may qualify for the 2003 Statewide Residential Appliance Recycling Program.  Eligible Customers include customers who reside in the Southern Territory but who take distribution services from an entity other than SCE or SDG&E.  (See Section 7 of this Agreement.)

1.13         Eligible Refrigerators and Freezers:  Refrigerators and freezers that meet the 2003 Statewide Residential Appliance Recycling Program refrigerator and freezer eligibility criteria as set forth in Section 7 of this Agreement.

1.14         Hard-to-Reach:  Eligible Customers who are residents of areas other than the Los Angeles basin or San Diego Area and/or are moderate income and/or multifamily or mobile home tenants and are within the zip codes listed.  See remote area definition also.

1.15         Hazardous Materials:  Any substance or material which has been designated as hazardous or toxic by the U.S. Environmental Protection Agency, the California Department of Toxic Substances Control and/or any other governmental agency now or hereinafter authorized to regulate materials in the environment, including, but not limited to “Materials which require special handling” as defined in California Public Resources Code Section 42167 or other applicable code, rule or regulation, which is contained in or is derived from the Eligible Refrigerators or Freezers.

1.16         HCFCs and HFCs:  hydrochlorofluorocarbons, and hydrofluorocarbons.  (See also CFCs.)

1.17         PCB:  Polychlorinated Biphenyl.

1.18         PGC funds:  Public Goods Charge Funds.  The source of the funds used to pay Contractor for work performed pursuant to this Agreement.

1.19         Primary Refrigerator or Freezer:  Refrigerator or freezer currently in use by customer as the main refrigerator or freezer.

1.20         Program Participants:  Eligible Customers who turn in Eligible Refrigerators or Freezers during the Contract Period.

1.21         Purchase Order:  Document issued by SCE to facilitate payment to Contractor for the Work described herein.

1.22         Recycling Center:  The site at which Contractor will process Eligible Refrigerators and Freezers, remove CFCs, HCFCs, HFCs, PCBs and other Hazardous Materials, and recycle or legally dispose of Hazardous materials.

1.23         Recycling Charge:  Per-unit price paid by SCE for services performed by Contractor for the Work.  The Recycling Charge does not include marketing or incentive charges.

1.24         Remote Area:  A city or town that, because of its population and distance from the Contractor’s base of operations, justifies the use of an extended timeframe (up to 25 Business Days from the initial customer contact) to complete collection when mutually agreed to by the Parties.

1.25         Secondary Refrigerator or Freezer:  Surplus refrigerator or freezer currently in use and utilized by customer concurrently with primary refrigerator or freezer.

1.26         Southern Territory:  The collective service territories of SCE and SDG&E.

1.27         2003 Statewide Residential Appliance Recycling Program:  2003 statewide appliance recycling program approved by the CPUC to be implemented in the respective service territories of SCE, SDG&E and Pacific Gas & Electric Company.

1.28         Subcontractor:  An entity contracting directly or indirectly with Contractor to furnish services or materials as part of or directly related to Contractor’s Work.

1.29         Utility or Utilities:  SCE and/or SDG&E.

1.30         Work:  Any and all obligations of Contractor to be performed for SCE and SDG&E and Eligible Customers of SCE and SDG&E pursuant to this Agreement, any Amendment to this Agreement, or a subsequent Purchase Order or Change Order incorporating this Agreement.  The Work shall include the services described in Sections 4, 5, 6, and 10 of this Agreement, but is not limited to, Eligible Refrigerator and Freezer collection, Eligible Refrigerator and Freezer processing, handling, storing, recycling, and legal disposal of Hazardous Materials and Documentation preparation, customer complaint resolution and other related activities.

2.             GENERAL TERMS

Contractor shall perform the Work and its associated obligations described below as an independent contractor.

3.             CONTRACT DOCUMENTS

This Agreement shall consist of the following documents:  this Agreement, any amendments to this Agreement, Purchase Orders, and Change Orders.  In the event of any conflict or apparent conflict between any of the provisions of the documents comprising this Agreement, the following order of construction of the documents shall apply:

(i)            Amendments to the Agreement in chronological order from the most recent to the earliest;

(ii)           Change Orders incorporating and reflecting any Amendments to the Agreement in chronological order from the most recent to the earliest;

(iii)          This Agreement including all attachments; and (iv) Purchase Order incorporating this Agreement.

Each Party shall notify the other immediately upon the identification of any such conflict or inconsistency.

4.             CONTRACTOR RECYCLING SERVICES

4.1           Contractor shall be responsible for Program Participant service activities in the service territory of each Utility, including providing an inbound 800 telephone number for customers to access in English or Spanish, a web page which allows statewide customer access for inquiries and/or qualification and to signup for appointments 24 hours a day, seven days a week, all communication services, verification of customer and refrigerator or freezer eligibility, scheduling Eligible Refrigerator and Freezer collection appointments, documentation of Program Participant data, and other activities.  The web site content shall be approved by SCE.  Any changes to the content must be reviewed and approved by SCE prior to implementation.

Contractor is not performing any Work in the service territory of Pacific Gas & Electric Company (“PG&E”) under this Agreement.  Nonetheless, Contractor agrees to maintain its inbound 800 telephone number dedicated to customers in PG&E’s service territory to access in English or Spanish, and forward any calls received from PG&E customers during the Term of this Agreement to the inbound 800 telephone number of SCE’s contractor delivering Program services in PG&E’s service territory.  SCE shall reimburse Contractor for any costs associated with maintaining the inbound 800 telephone number for PG&E’s customers, and forwarding calls from PG&E’s customers to SCE’s contractor delivering Program services in PG&E’s service territory during the Term of this Agreement.

4.2           Contractor shall be responsible for the following collection services in the service territory of each Utility:

(i)            Collect all Eligible Refrigerators and Freezers from Eligible Customers’ residences within 20 Business Days from the date the Refrigerator or Freezer was scheduled for pickup (unless otherwise requested by the Eligible Customer).  In Remote Areas of the service territory, or as approved by SCE’s Program Manager, collection shall be no later than 25 Business Days from the date the Eligible Refrigerator or Freezer was scheduled for pickup, unless otherwise requested by the Eligible Customer.  In the event of unanticipated high demand (beyond the projected monthly participation estimates) for Program services, Contractor and the SCE Program Manager shall, by mutual agreement, establish other appropriate time limitations as necessary.

Contractor shall dedicate 14 international straight trucks with 24’ cargo boxes and hydraulic lift gates solely to performing the Work.

A twenty-five percent (25%) reduction in the Recycling Charge shall be made by SCE if Eligible Refrigerators and Freezers are collected later than 20 Business Days after the Eligible Refrigerator or Freezer was scheduled for pickup and 25 Business Days in Remote Areas of each Utility’s service territory after the Eligible Refrigerator or Freezer was scheduled for pickup or unless the Eligible Customer requested the later collection date or unless the Contractor and the SCE Program Manager shall, by mutual agreement establish other appropriate time limitations as necessary.

(ii)           Ensure that the Eligible Refrigerator or Freezer is a working unit before removing it from a residence;

(iii)          Disable the Eligible Refrigerator or Freezer prior to leaving pick-up location; and

(iv)          Transport and Process the Eligible Refrigerator or Freezer at its Recycling Center.  Contractor represents and warrants that no refrigerator or freezer, nor any component thereof, picked up by Contractor or a Subcontractor in the performance of the Work, shall be resold or reused.

4.3           Contractor shall be solely responsible for all methods, techniques, sequences, and procedures for the dismantling of Eligible Refrigerators and Freezers, processing of metal panels and components, recycling of recovered scrap metal, removal and management including, but not limited to, recycling or lawful disposal of Hazardous Materials.

4.4           Contractor shall be solely responsible for all methods, techniques, sequences, and procedures for the removal and management of all capacitors found in Eligible Refrigerators and Freezers, and the removal and disposal of compressor oil, CFCs, HCFCs, HFCs, PCBs, and other Hazardous Materials from the time Contractor collects Eligible Refrigerators and Freezers pursuant to this Agreement.

4.5           For each Utility, Contractor and SCE shall establish and implement a financial incentive service as follows:

4.5.1        Each Program Participant will be entitled to receive a check in the amount of Thirty-five Dollars ($35.00) or a 5-pack set of compact fluorescent lamps (CFL Pack).  The check and the CFL Pack are each referred to individually as the “Incentive”.

4.5.2        Contractor shall process and mail an Incentive check to each Program Participant who selects the $35.00 Incentive via the U.S. Postal System within 15 Business Days of the date such Program Participant’s Eligible Refrigerator or Freezer was picked up.

4.5.3        The CFL Pack shall be delivered to the Program Participants who select such Incentive by SCE’s contractor, Sunpark Electronics Company (“Sunpark”), provided that Contractor emails Sunpark (c/o Meynardo Velasco at mjvelasco@sunpkco.com) on a weekly basis a list of Program Participants who select the CFL Pack, including each Program Participant’s full name and address, ATO and phone number.

4.5.4        As required under Section 10, Contractor shall provide SCE with a weekly listing of Program Participants qualifying for an Incentive check or CFL Pack for SCE’s approval.  The weekly listing shall include the Program Participants’ names and addresses, dates of pickup, dates the Incentive checks were mailed, and the date the list regarding the CFL Pack Incentive was emailed to Sunpark.

4.5.8        Upon SCE’s reimbursement of Contractor for the Incentives described in Section 4 of this Agreement, SCE shall be under no further obligation with respect to reimbursement of such amounts and such reimbursement shall constitute full payment to Contractor on behalf of the Program Participants entitled to receive such Incentives.  Moreover, upon SCE’s payment to Contractor of such reimbursement, Contractor shall be deemed the holder of such property as far as the interests of the Program Participants for any and all purposes, including, but not limited to, complying with the unclaimed property laws of California and any and all other applicable states.  SCE shall not assume any responsibility for other disposition of the reimbursement payments after such reimbursement is paid to Contractor and shall not be entitled to the reversion of any amounts so paid.

4.5.5        As between the Parties, SCE shall be responsible for the replacement of the damaged and/or defective CFL Pack, including, but not limited to, the Program Participant’s receipt of a new CFL Pack, unless damage to a CFL Pack was caused by Contractor, in which case Contractor shall be responsible for the replacement of the damaged CFL Pack.

4.6           For any Work Contractor performs in SDG&E’s service territory, Contractor shall take reasonable steps to meet the Hard-to-Reach (“HTR”) goals for SDG&E’s service territory, set forth in SDG&E’s Program Implementation Plan.  Contractor shall maintain adequate documentation of its efforts to meet the HTR goals for SDG&E’s service territory, so that SCE can demonstrate to the CPUC with particularity that reasonable steps were taken with respect to the HTR goals for SDG&E’s service territory.

4.7           Contractor Exceptions List.  Contractor shall provide SCE with its Customer Exceptions list within five (5) Business Days of receipt of the relevant customer records information from SCE.

4.8           Contractor services documentation and record maintenance services.  Contractor shall document and maintain records for services performed under this Agreement on a Utility-specific basis, as follows:

4.8.1        Appliance Turn-in Order Form (ATO) to collect data such as (a) customer name, address, home and work phone numbers, (b) Utility account number, (c) Eligible Refrigerator or Freezer manufacturer’s name model and style, (d) defrost type, color, size, amperage, and estimated age of unit; (e) location of Eligible Refrigerator or Freezer within the residence, (f) disposition code for each Program Participant indicating which Incentive was selected, (g) disposition code which indicates operating condition of Eligible Refrigerator or Freezer, (h) identification of units containing CFC-11, HCFCs and HFCs, (i) special pick-up instructions (if applicable), and (j) in all cases each participating Eligible Customer’s signature, when Contractor picks up an Eligible Refrigerator or Freezer.  Contractor shall obtain the signature of customer in the event refrigerator or freezer is discovered not to be an Eligible Refrigerator or Freezer.

ATO data shall be compiled in electronic mode, employing a software program suitable for exchange of information with SCE, subject to the approval of SCE’s Program Manager.

Contractor shall utilize a computer software program designed to assign a Disposition Code to each ATO for each Program Participant.

ATO originals shall be maintained at the Contractor’s Recycling Center and made available to SCE in accordance with Section 14 of this Agreement.

4.9           Contractor Survey.  Contractor shall conduct a Program Participant telephone survey throughout the year using a stratified purposeful sample of 5% to 20% of the total number of Program Participants.  The stratification and frequency of the survey may be modified periodically by SCE, provided that an Amendment to this Agreement or a separate agreement shall be entered into if any such modification necessitates unreasonable labor, as substantiated by Contractor, requiring the negotiation of a charge separate from the Recycling Charge.  The purpose of the survey shall be to elicit information such as refrigerator or freezer use, customer demographics and customer satisfaction.  Survey questions, stratification and frequency of survey may be modified periodically as determined by SCE provided modified survey is reasonably comparable.

5.             CONTRACTOR REPORTS

5.1           Contractor shall provide SCE with separate reports for each participating Utility for the services performed under this Agreement.  Required data shall be compiled in electronic mode, employing software suitable to exchange information with SCE, subject to approval of SCE’s Program Manager.  SCE may request that Contractor submit program documentation, including invoices, electronically.

5.1.1        A weekly invoice report as described below in Section 10;

5.1.2        A monthly report, provided no later than the 15th Calendar Day of the preceding month’s activity which shall contain the following:

(i)            Number of Eligible Refrigerators and Freezers processed through the Recycling Center during the previous month and the size in cubic feet, year of manufacture, style, and defrost type.

(ii)           Environmental data such as an estimated breakdown of amount of CFCs/HCFCs/HFCs recovered; number of pounds of PCB articles removed; number of pounds of mercury articles removed, number and size of recycled Eligible Refrigerators and Freezers containing CFC-11; amount of compressor oil recycled; and weight of metals materials sold for recycling; and the weight of non-recyclable materials disposed.

5.1.3        A final Program report summarizing year-to-date Program information, if required, shall be submitted to SCE no later than thirty (30) Calendar Days after the termination of this Agreement.

5.1.4        Customer Comments and Complaints Report.  Contractor shall provide SCE with a monthly status report on customer comments and status of customer complaints (on a cumulative basis) as described below in Section 6.

5.1.5        Aging Reports.  A report indicating the number of Eligible Refrigerators and Freezers that were collected during the preceding month and that were scheduled for collection from Eligible Customers during that month, the date of the initial contact with the Eligible Customer, any subsequent rescheduled dates initiated by Eligible Customer, the date or dates the Eligible Refrigerator or Freezer was scheduled for collection, and the actual collection date.

5.1.6        Weekly List to Sunpark.  Contractor shall provide a weekly list to Sunpark pursuant to and in accordance with Section 4.5.3 herein.

5.1.6        Upon reasonable written request from an authorized representative of SCE, special and nonrecurring reports during the course of the 2003 Statewide Residential Appliance Recycling Program.  Such report content will be developed by the Parties in anticipation of or response to requests from the CPUC, SCE internal audits, or compilation of data relevant to the 2003 Statewide Residential Appliance Recycling Program activities.  An amendment to this Agreement or a separate agreement shall be entered into only if any such report necessitates a substantial change in labor, as substantiated by Contractor, requiring the negotiation of a charge separate from the Recycling Charge.

6.             CONTRACTOR CUSTOMER COMPLAINT AND DISPUTE RESOLUTION PROCESS.

6.1           Contractor shall be responsible, to the complete satisfaction of SCE, for developing and implementing a process for the management of customer complaints.  Contractor shall undertake activities to resolve customer complaints in an expedited manner including, but not limited to:  (a) ensuring adequate levels of professional customer service staff, (b) direct access of customer complaints to supervisory and/or management personnel, and (c) ensuring sufficient levels of delivery personnel expected during times of high volume.

6.2           For each Utility, a Customer Comment Tracking System for recording customer inquiries, complaints, and positive feedback.  This Customer Comment Tracking System is to include, but is not limited to, dates of customer complaints, information on the number, characterization, resolution of customer complaints, date of each complaint resolution, and tracking of the total number of telephone calls, duration of calls, number of calls placed on hold, duration of time calls are on hold, and number of cancelled calls (hang-ups).

7.             ELIGIBLE CUSTOMERS AND REFRIGERATORS AND FREEZERS

7.1           Eligible Customers shall include the following:

7.1.1        Customer is a resident in a participating Utility service territory and occupies an existing single-family residential (Domestic Rate) or multi-unit dwelling or mobile home, or is the owner or authorized representative of existing multifamily housing and who may qualify for the 2003 Statewide Residential Appliance Recycling Program.  Eligible customers include customers who reside in a participating Utility service territory but who take distribution services from an entity other than a participating Utility.

(i)            Contractor shall determine a customer’s eligibility status before Contractor picks up a unit from a customer.

(ii)           Failure to verify customer eligibility shall result in nonpayment of fees.  Contractor shall be obligated to reimburse SCE for any costs associated with the delivery of any CFL Pack to an Ineligible Customer.

7.1.2        Customer is the owner of the Eligible Refrigerator or Freezer or possesses written consent from the actual owner to turn in the Eligible Refrigerator or Freezer.

7.1.3        Customer turns in no more than two Eligible Refrigerators or Freezers or one each Eligible Refrigerator and Freezer per year unless written SCE approval is obtained for any additional Eligible Refrigerator or Freezer.  SCE shall not be obligated to pay Contractor the Incentive check amount or Recycling Charge for any Eligible Refrigerator or Freezer picked up from an Eligible Customer that exceeds the limit of two Eligible Refrigerators or Freezers.  Contractor shall be obligated to reimburse SCE for any costs associated with the delivery of any CFL Pack to a Program Participant pursuant to the pickup of any Eligible Refrigerator or Freezer exceeding the limit of two Eligible Refrigerators or Freezers per Eligible Customer.

7.2           Eligible Refrigerators and Freezers for the 2003 Statewide Residential Appliance Recycling Program shall depend on the following:

7.2.1        Refrigerator or freezer must be capable of cooling or freezing, or both, as applicable, at time of collection.

7.2.2        Refrigerator or freezer minimum size is 14 cubic feet and maximum size is 27 cubic feet.

8.             INELIGIBLE CUSTOMERS AND REFRIGERATORS AND FREEZERS

8.1           Ineligible Customers

8.1.2        Low income customers who participate in a Utility’s refrigerator replacement program for low-income customers in 2003.

8.1.3        Commercial customers who are on commercial Utility rates

8.1.4        A resident in a non-participating utility service territory.

8.2           Ineligible Refrigerators and Freezers

8.2.1        Refrigerators or freezers sizes less than 14 cubic feet or greater than 27 cubic feet.

8.2.2        Refrigerators or freezers containing sulphur dioxide (S02) or ammonia.

8.2.3        Commercial refrigerators or freezers, ammonia-containing gas refrigerators, commercial freezers, and room air conditioners

8.2.4        Refrigerators or freezers not capable of cooling or freezing or both, as applicable.

9.             CONTRACTOR’S COMPENSATION

9.1           Summary of Fees Payable to Contractor

SCE shall pay to Contractor, as full compensation for completing the Work at the prices set forth herein.  The total amount to be paid to Contractor for work performed in each Utility’s service territory shall not exceed the authorized amounts.

9.1.1        Recycling Charge (All Utilities).  For the Contract Period, SCE shall pay to Contractor a per-unit Recycling Charge for the number of units collected pursuant to this Agreement at the price or prices set forth.

9.1.2        Incentive Cost (All Utilities).  For the Contract Period, SCE shall reimburse Contractor for each Incentive check payment distributed to Program Participants under the terms and conditions set forth in this Agreement.

9.1.4        Marketing and Advertising Costs (SDG&E only).  During the Contract period, SCE shall pay Contractor per unit recycled (pick-up and properly disposed of) in the service territory of SDG&E, as full compensation for approved marketing activities conducted by Contractor.  Contractor must submit all marketing materials to the SCE Program Manager for review and approval before using the materials.  SCE will be responsible for obtaining the approval of SDG&E as needed.

9.2           Payment schedule.

SCE shall transmit payments to Contractor for the Work (subject to offset by SCE for any amount that is unsubstantiated or found to be incorrect) as follows:

(i)            For Incentive check reimbursement, within thirty (30) Calendar Days of receipt of Contractor’s weekly invoice and approval by SCE;

(ii)           For Recycling Charges incurred, within thirty (30) Calendar Days of receipt of Contractor’s weekly invoice and approval by SCE;

SCE shall attempt to review and approve all weekly invoices within 5 Business Days of receipt of a properly documented invoice.

10            CONTRACTOR BILLING

10.1         On a weekly basis, in arrears, Contractor shall prepare and electronically submit a weekly invoice to SCE to substantiate the Recycling Charges, Advertising Costs and Incentive check amounts due for Contractor’s payments to Program Participants for the prior week.  Contractor shall provide SCE with a weekly listing of prospective Program Participants who have been qualified as eligible for an Incentive check or CFL Pack for SCE’ approval.  The weekly listing shall include the Program Participants’ names and addresses, dates of unit pickups, the dates the Incentive checks were mailed, and the date the CFL Pack list was emailed to Sunpark.

The weekly invoice shall also include the applicable ATO number and the per-unit Recycling Charge for the Eligible Refrigerators and Freezers collected, processed, and recycled during the invoice period.

10.2         SCE will not pay any invoice which does not contain all required documentation and information.

10.3         SCE will not pay any invoice that includes charges (Recycling Charges, marketing/advertising costs, Incentive check amounts) for Work performed or services rendered more than 60 days prior to the date the invoice is received by SCE unless the delay is solely attributable to SCE’s failure to timely furnish the information referenced in Section 11.

10.4         Contractor shall apply a per-unit Recycling Charge on units that have been disabled, and only for the following transactions:

10.4.1      Collection of an Eligible Refrigerator or Freezer.

10.4.2      Collection contact made for Eligible Refrigerator or Freezer that cannot be removed due to obstruction because of size or structural barrier provided that Contractor obtains written permission from Customer to permanently disable said unit, and Contractor then permanently disables the unit.

10.5         Contractor shall submit a final invoice for the Contract Period within 15 Calendar Days after the termination of this Agreement or final Eligible Refrigerator or Freezer pickup, whichever occurs later, in hard copy and in electronic format acceptable to SCE.  Failure to submit the invoice and required documentation to SCE within 15 Calendar Days may result in nonpayment of the invoice by SCE.

11.           SCE RESPONSIBILITIES

11.1         SCE shall provide to Contractor the following services:

11.1.1      Bi-weekly updates of SCE’s Customer Records for purposes of identifying Eligible Customers.

11.1.2      Customer exceptions lookups within five (5) Business Days of receipt of Contractor’s customer’s exceptions list.

11.1.3      If SCE fails to provide Contractor the required data within the time frames specified above in this section, then the reporting time frames stipulated in Section 5 shall be extended by the number of Business Days the information is delayed.

12.           OWNERSHIP AND CUSTOMER CONFIDENTIALITY REQUIREMENTS

12.1         Contractor, its employees, and any Subcontractors shall not disclose any Confidential Customer Information (defined below) to any person other than SCE’s personnel either during the term of this Agreement or after its completion, without Contractor having obtained the prior written consent of SCE, except as provided by lawful court order or subpoena and provided Contractor gives SCE advance written notice of such order or subpoena.

12.1.1      “Confidential Customer Information” includes, but is not limited to, the customer’s name, address and all billing and usage information.  If Contractor is uncertain whether any information concerning a customer should be considered Confidential Customer Information, Contractor shall contact SCE prior to disclosing the customer information.

12.1.3      Prior to any approved disclosure of Confidential Customer Information, Contractor must enter into a nondisclosure agree men t with SCE.

12.1.3      This provision does not prohibit Contractor from disclosing non-confidential information concerning the Work to the CPUC in any CPUC proceeding, or any CPUC-sanctioned meeting or proceeding or other public forum.

12.2         All materials provided by SCE to Contractor during the performance of this Agreement shall be returned to SCE after this Agreement is terminated or at the request of SCE.  Contractor shall not duplicate any material furnished by SCE without prior written approval from SCE.

12.3         All new, original information, material, and documents prepared or caused to be prepared under this Agreement by Contractor using PGC funds shall become the property of the CPUC.  Such information, or derivative information, materials, and documents, shall be used by Contractor only for work performed pursuant to this Agreement, and shall not be used in Contractor’s general course of business, disclosed nor revealed in any way to a third party without the prior express written consent of SCE.

12.4         All information disclosed by Contractor to SCE during meetings or negotiations with regard to the Work, and any information contained in drawings, specifications, technical reports, and data provided by contractor to SCE during performance of this Agreement, shall be held in confidence by SCE, and used only in relation to the Work pursuant to this Agreement.

12.5         Contractor Confidential Information

12.5.1      Except as required by the CPUC, SCE, its employees and any Subcontractors of SCE shall not disclose any confidential or proprietary information provided by Contractor (“Contractor’s Confidential Information”) to any person other than Contractor’s personnel, either during the term of the Agreement, or after its completion, without having obtained the prior written consent of Contractor.  By way of example, Contractor’s Confidential Information shall include, without limitation, Contractor’s systems for oil degassing, CFC recovery, CFC-11 and HCFC and HCF recovery and Contractor’s computer software.  Prior to any approved disclosure, persons to receive Contractor’s Confidential Information, including SCE, its employees or any third-party, must enter into a nondisclosure agreement with Contractor.  SCE agrees to require its employees to execute appropriate nondisclosure agreements prior to any contact with, or evaluation of Contractor’s Confidential Information.

12.5.2      SCE agrees that, without the prior written consent of Contractor, it will not, during the term or after termination of this Agreement, directly or indirectly, disclose to any individual, corporation, or other entity, or use for its own or such other’s benefit, any of Contractor’s Confidential Information, whether reduced to written or other tangible form, which:

(i)            Is not generally known to the public or in the industry;

(ii)           Has been treated by Contractor or any of its subsidiaries as confidential or proprietary; and

(iii)          Is of a competitive advantage to Contractor or any of its subsidiaries and in the confidentiality of which Contractor or any of its subsidiaries has a legally protect able interest.

12.5.3      Contractor’s Confidential Information which becomes generally known to the public or in the industry, or, in the confidentiality of which, Contractor and its subsidiaries cease to have a legally protectable interest, shall cease to be subject to the restrictions of this Section 12.

13.           CONFLICT OF INTEREST

Contractor agrees that time is of the essence for the Work described herein.  Contractor further agrees that any agreement it has, or in which it may enter with other parties (e.g., utilities or government agencies) for a recycling program, shall not detrimentally affect the quality or timeliness of Contractor’s performance of the Work required under this Agreement.

14.           RIGHT TO AUDIT AND INSPECT; RECORDKEEPING

14.1         SCE and/or its designated representatives shall have the right to periodically audit, during normal business hours, the records and documents in Contractor’s possession or under its control, relating to the Work, upon reasonable advance written notice to Contractor.  This right to audit shall extend for a period of five (5) years beyond the termination or expiration of this Agreement.  Contractor agrees to allow SCE or its designated representatives reasonable access to such records during normal business hours and to allow interviews of any employees who might reasonably have information related to such records.  Further, Contractor represents and warrants that Contractor shall contractually require all Subcontractors to provide SCE reasonable access to relevant records and staff of all Subcontractors concerning the Work.

14.2         SCE and/or its designated representatives shall have the right to periodically inspect, during normal business hours, Contractor’s facilities, including trucks, used in performing the Work, upon reasonable advance written notice to Contractor.  This right to inspect shall extend for a period of five (5) years beyond the termination or expiration of this Agreement.  Contractor agrees to allow SCE and/or its designated representatives reasonable access to such facilities during normal business hours and to allow interviews of any employees who might reasonably have information related to such facilities.  Further, Contractor represents and warrants that Contractor shall contractually require all Subcontractors to provide SCE reasonable access to facilities and staff of all Subcontractors used in performing the Work.

14.3         Contractor shall retain, and shall cause its Subcontractors to retain, all records and documents pertaining to the Work for a period of not less than 5 years beyond the termination or expiration of this Agreement.

15.           CHANGES

Changes to this Agreement shall be made by mutual agreement of the Parties through a written amendment to the Agreement.  Such written amendment may be incorporated into this Agreement through a subsequent Purchase Order or Change Order.

16.           PERMITS, CODES, AND STATUTES

16.1         Contractor shall perform the Work set forth in this Agreement in accordance with all applicable federal, state, and local laws, rules, and/or ordinances.  Prior to performance of any services, Contractor shall, at its own cost, have obtained, and shall have required all Subcontractors to obtain, all licenses and permits required by law, rule, regulation, and ordinance, or any of them, to engage in the activities required in connection with this transaction.  Contractor also represents and warrants that, to the best of its knowledge, based upon reasonable and prudent inquiry, any storage site and any disposal facility to which the Hazardous Materials may be moved are in compliance with any and all federal, state and local laws and regulations pertaining thereto and that such storage sites and disposal facilities are suitable and may lawfully receive and/or dispose of the Hazardous materials.

16.2         Contractor shall comply with all applicable local, state, and federal safety and health laws in effect an the date of this Agreement, including, but not limited to, EP A, California EP A, RCRA, the Occupational Safety and Health Act of 1970 (OSHA) and all standards, rules, regulations, and orders issued pursuant to such local, state, and federal safety and health law:  Should any such law, rule, or regulation be enacted or promulgated subsequent to the date of this Agreement, which renders Contractor’s performance impractical, Contractor and SCE shall, in good faith, negotiate an amendment to this Agreement reasonably compensating Contractor for its additional costs.

17.           REPRESENTATIONS AND WARRANTIES

Contractor represents and warrants to SCE that the Work shall be performed in a competent manner, in accordance with this Agreement, and that the acceptance, handling, storage, recycling, and disposal of the Eligible Refrigerators and Freezers and the Hazardous Materials shall be in accordance with (i) the requirements of this Agreement, and (ii) the applicable local, state, and federal laws and regulations in effect at the time of the Work performed.

18.           TITLE

18.1         Title to the Hazardous Materials shall pass to Contractor when Contractor collects Eligible Refrigerators and Freezers from customers.

18.2         Title of collected Eligible Refrigerators and Freezers shall pass to Contractor.

19.           INSURANCE

19.1         Without limiting Contractor’s liability to SCE, including the requirements of Section 20, Indemnity, Contractor shall maintain for the Work, and shall require that each Subcontractor maintain, at all times during the Work and at its own expense, valid and collectible insurance as described below.  This insurance shall not be terminated, expire, or materially altered except on thirty (30) Calendar Days prior written notice to SCE.  Contractor shall furnish SCE with certificates of insurance and forms acceptable to SCE and shall require each Subcontractor to furnish Contractor with certificates of insurance, as evidence that policies do provide the required coverage and limits of insurance listed below.  Such certificates shall be furnished to SCE’s Program Manager by Contractor within 30 days of execution of this Agreement, and by Subcontractor upon receipt of its subcontract, but in any event prior to start of its portion of the Work.  Any other insurance carried by SCE, its officers, agents, and employees, which may be applicable, shall be deemed to be excess insurance, and Contractor’s insurance shall be deemed primary for all purposes notwithstanding any conflicting provision in Contractor’s policies to the contrary.

(i)            Workers’ Compensation Insurance with statutory limits, as required by the state in which the Work is performed, and Employer’s Liability Insurance with limits of not less than $5,000,000.  Carriers furnishing such insurance shall be required to waive all rights of subrogation against SCE, its officers, agents, employees, and other contractors and subcontractors.

(ii)           Comprehensive Bodily Injury and Property Damage Liability Insurance, including owners, and contractors’ protective liability, product/completed operations liability, contractual liability, and coverage for liability incurred as a result of sudden and accidental discharge, dispersal, release or escape of polluting materials, (excluding automobile) with a combined single limit of not less than $3,000,000 for each occurrence.  Such insurance shall:  (a) acknowledge SCE and SDG&E, and their officers, agents, and employees, as additional insureds; (b) be primary for all purposes; and (c) contain standard cross-liability provisions.

(iii)          Automobile Bodily Injury and Property Damage Liability Insurance with a combined single limit of not less than $3,000,000 for each occurrence.  Such insurance shall cover liability arising out of the use by Contractor and Subcontractors of owned, non owned and hired automobiles in the performance of the Work.  As used herein, the term “automobile” means vehicles licensed or required to be licensed under the Vehicle Code of the state in which the Work is performed.  Such insurance shall acknowledge SCE and SDG&E as an additional insured and be primary for all purposes.

(iv)          Environmental Impairment Expense Insurance with a combined single limit of not less than $5,000,000 for each occurrence and overall limits of $10,000,000.  Such insurance shall provide coverage for necessary costs or expense of removing, cleaning-up, transporting, nullifying, and rendering ineffective, or any of them, any substance which has caused environmental impairment and such insurance shall contain no exclusions for non-sudden and/or non-accidental discharge, release or escape of polluting materials.  Such insurance shall acknowledge SCE and SDG&E as an additional insured and be primary for all purposes.

Contractor shall report immediately to SCE and confirm in writing any injury, loss, or damage incurred by Contractor or Subcontractors in excess of $500.00, or its receipt of notice of any claim by a third party in excess of $500.00, or any occurrence that might give rise to such claim.

If Contractor fails to comply with any of the provisions of this Section 19, Contractor shall, at its own cost, defend, indemnify, and hold harmless SCE and SDG&E, and their respective officers, agents, employees, assigns, and successors in interest, from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs, including attorney’s fees and expenses, or any of them, resulting from the death or injury to any person or damage to any property to the extent that SCE or SDG&E would have been protected had Contractor complied with all of the provisions of this Section 19.

20.           INDEMNITY

20.1         Contractor shall, at its own cost, indemnify, defend, reimburse, and hold harmless SCE and SDG&E, their officers, directors, employees, agents, assigns, and successors in interest, (1) from and against any and all liability, damages, losses, claims, suits, demands, actions, causes of action, costs, expenses, including attorney’s fees and expenses, or any of them resulting from the death or injury to any person or damage to or destruction of any property caused by Contractor, Subcontractors, and employees, officers and agents of either Contractor or Subcontractors, or any of them, and arising out of or attributable to the performance or nonperformance of Contractor’s obligations under this Agreement and including, without limitation, failure to comply fully with every federal, state, or local law, statute, regulation, rule, ordinance, or government directive which directly or indirectly regulates or affects the handling, storage, recycling, or disposal of the Hazardous Materials to be managed by Contractor hereunder; and (2) for any breach of any representation or warranty made by Contractor in this Agreement.

In all cases of death or injury to employees, officers or agents of either Contractor or Subcontractors, whether or not caused by Contractor, SCE shall be indemnified by Contractor for any and all liability except to the extent such death or injury results from the negligence of SCE, and SDG&E shall be indemnified by Contractor for any and all liability except to the extent such death or injury results from the negligence of SDG&E.

20.2         Contractor shall, at its own cost, indemnify, defend, reimburse, and hold harmless SCE and SDG&E, their officers, directors, employees, and agents, assigns, and successors in interest, from and against any and all liability imposed upon, or to be imposed upon SCE or SDG&E as applicable, under any law imposing liability for the environmental clean-up of the Hazardous Materials at any location (other than SCE’s property) where the Hazardous Materials have been placed, stored or disposed of in the performance or nonperformance of Contractor’s obligations under this Agreement, or any other site to which the Hazardous Materials have migrated.

20.3         The indemnities set forth in this Section 20 shall not be limited by the insurance requirements set forth in Section 19.

21.           TERM AND TERMINATION

21.1         This Agreement shall commence on September 2,2003 and continue in effect until one of the following occurs:  (a) December 31,2003; (b) SCE determines that Contractor has picked up all units called in prior to December 31,2003; (c) SCE determines that Contractor has exhausted all available funding; (d) SCE learns that Contractor has filed a petition in bankruptcy or that an involuntary petition has been filed against Contractor and said petition(s); or (e) the CPUC discontinues funding for the 2003 Statewide Residential Appliance Recycling Program or this Agreement (the “Term”).

21.2         Either Party may terminate the Agreement for any reason by providing thirty (30) Calendar Days advance written notice to the other Party.  The termination shall become effective on the last day of said notice period (“Termination Date”).  Contractor shall be paid for all Work performed prior to the Termination Date.  In such event, SCE shall only be obligated to pay contractor for such Eligible Refrigerators and Freezers actually collected by Contractor for recycling as of the Termination Date, and shall not be obligated to pay Contractor for units not collected.

21.3         In the event of termination pursuant to this Section 21, Contractor and SCE shall work cooperatively to facilitate the termination of the 2003 Statewide Residential Appliance Recycling Program.

21.4         Each Party shall immediately provide at no cost to the other any testimony, or any communications with the CPUC, or any board, division, committee or member thereof, which could reasonably be anticipated to affect the 2003 Statewide Residential Appliance Recycling Program or which addresses it in any manner.

22.           STOP WORK

SCE may suspend the Work for good cause, such as safety concerns, fraud, or excessive customer complaints, by orally notifying Contractor to suspend the Work.  Contractor shall stop work immediately, and may resume the Work only upon receiving written notice from SCE to resume the Work.

23.           WRITTEN NOTICES

23.1         Any written notice, demand or request required or authorized in connection with this Agreement, shall be deemed properly given if delivered in person or sent by facsimile, nationally recognized overnight courier, or first class mail, postage prepaid, to the address specified below, or to another address specified in writing by SCE as follows:

SCE:

Southern California Edison Company

Refrigerator /Freezer Recycling Program

Tom Schober

2244 Walnut Grove Avenue - Quad 2A

Rosemead, CA 91770

(626) 302-8626 telephone

(626) 302-1834 facsimile

Contractor:

ARCA CALIFORNIA Inc.

Jack Cameron, President

7400 Excelsior Boulevard

Minneapolis, MN 55426

(952) 930-1717 telephone

(612) 889-6600 cellular

(952) 930-1800 facsimile

23.2         Notices shall be deemed received (a) if personally or hand-delivered, upon the date of delivery to the address of the person to receive such notice if delivered before 5:00 p.m., or otherwise on the Business Day following personal delivery; (b) if mailed, three (3) Business Days after the date the notice is postmarked; (c) if by facsimile, upon electronic confirmation of transmission, followed by telephone notification of transmission by the noticing Party; or (d) if by overnight courier:  on the Business Day following delivery to the overnight courier within the time limits set by that courier for next day delivery.

24.           SUBCONTRACTS

24.1         Contractor represents and warrants that Contractor shall contractually require each Subcontractor to be bound by general terms and conditions protecting each participating Utility which are equivalent to the terms and conditions of this Agreement.

24.2         Contractor shall, at all times, be responsible for the Work, and acts and omissions, of Subcontractors and persons directly or indirectly employed by them for services in connection with the Work.  This Agreement shall not constitute a contractual relationship between any Subcontractor and SCE nor any obligation for payment by SCE to any Subcontractor.

25.           INDEPENDENT CONTRACTOR

The Contractor, and its employees, Subcontractors, and agents of Contractor in the performance of this Agreement, shall act in an independent capacity and not as officers or employees or agents of SCE.

26.           NON-DISCRIMINATION CLAUSE

Contractor and its Subcontractors shall not unlawfully discriminate, harass, or allow harassment against any employee or applicant for employment because of sex, race, color, ancestry, religious creed, national origin, physical disability (including HIV and AIDS), mental disability, medical condition (cancer), age (over 40), marital status, and denial of family care leave.  Contractor and Subcontractors shall insure that the evaluation and treatment of their employees and applicants for employment are free from such discrimination and harassment.  Contractor and its Subcontractors shall comply with the provisions of the Fair Employment and Housing Act (Government Code Section 12990 (a-f) et seq.) and the applicable regulations promulgated thereunder (California Code of Regulations, Title 2, Section 7285 et seq.).  The applicable regulations of the Fair Employment and Housing Commission implementing Government Code Section 12990 (a-f), set forth in Chapter 5 of pi vision 4 of Title 2 of the California Code of Regulations, are incorporated into this Agreement by reference and made a part hereof as if set forth in full.  Contractor and its Subcontractors shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other Agreement.

Contractor shall include the nondiscrimination and compliance provisions of this clause in all subcontracts for the Work.

27.           CPUC AUTHORITY TO MODIFY

This Agreement shall at all times be subject to such changes or modifications by the CPUC as it may from time to time direct in the exercise of its jurisdiction.

28.           NON-WAIVER

None of the provisions of this Agreement shall be considered waived by either Party unless such waiver is specifically stated in writing.

29.           ASSIGNMENT

In the event SCE is required to assign its rights, duties and obligations under this Agreement to the CPUC and/or its designee, Contractor agrees to consent to such an assignment.  Other than the aforementioned assignment, neither Party shall delegate or assign this Agreement or any part or interest thereof, without the prior written consent of the other Party, and any assignment without such consent shall be void and of no effect.

30.           FORCE MAJEURE

Failure of Contractor to perform any of the provisions of this Agreement by reason of any of the following shall not constitute an event of default or breach of this Agreement:  strikes, picket lines, boycott efforts, earthquakes, fires, floods, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government (including, without limitation, any agency or department of the United States of America), acts of the public enemy, scarcity or rationing of gasoline or other fuel or vital products, inability to obtain materials or labor, or other causes which are reasonably beyond the control of the Contractor.

31.           DISPUTE RESOLUTION

31.1         Should any dispute arise between the Parties regarding this Agreement, the Parties agree to enter into good faith negotiations as soon as practicable to resolve such disputes within five (5) Business Days of receipt of a written notice describing the dispute.  If the Parties are unable to resolve the dispute, the Parties agree to refer the matter to the Energy Division for resolution by the CPUC.

31.2         All negotiations, mediation and/or arbitration conducted pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations, to which Section 1119 of the California Evidence Code shall apply, and Section 1119 is incorporated herein by reference.

31.3         Notwithstanding the foregoing provisions, a Party may seek a preliminary injunction or other provisional judicial remedy if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

31.4         Each Party is required to continue to perform their obligations under this Agreement that are not related to the dispute, pending final resolution of a dispute arising out of or relating to this Agreement.

32.           SEVERABILITY

In the event that any of the terms, covenants or conditions of this Agreement, or the application of any such term, covenant or condition, shall be held invalid as to any person or circumstance by any court, regulatory agency, or other regulatory body having jurisdiction, all other terms, covenants, or conditions of this Agreement and their application shall not be affected thereby, but shall remain in full force and effect, unless a court, regulatory agency, or other regulatory body holds that the provisions are not separable from all other provisions of this Agreement.

33.           GOVERNING LAW

This Agreement shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California. Any action brought to enforce or interpret this Agreement shall be filed in Los Angeles County, California.

34.           SECTION HEADINGS

Section headings appearing in this Agreement are for convenience only and shall not be construed as interpretations of text.

35.           SURVIVAL

Notwithstanding completion or of this Agreement, the Parties shall continue to be bound by the provisions of this Agreement which by their nature survive such completion or termination.  Such provisions shall include, but not be limited to, Sections 12, 14, and 20 of this Agreement.

36.           NONRELIANCE

Neither Party has relied upon any representation, warranty, projection, estimate or other communication from the other not specifically so identified in this Agreement.

37.           ATTORNEYS’ FEES

In the event of any legal action or other proceeding between the Parties arising out of this Agreement or the transactions contemplated herein, the prevailing Party in such legal action or proceeding shall be entitled to have and recover from the other Party all costs and expenses incurred therein, including reasonable attorneys’ fees.

38.           COOPERATION

Each Party agrees to cooperate with the other Party in whatever manner reasonably required to facilitate the successful completion of this Agreement.

39.           ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding between the Parties and merges and supersedes all prior agreements, including but not limited to the 2002 Statewide Residential Appliance Recycling Agreement between SCE and Contractor, representations and discussions pertaining to the subject matter of this Agreement, including Contractor’s proposals.  Any changes, exceptions, or different terms and conditions proposed by Contractor are hereby rejected unless expressly stated in this Agreement

40.           COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

CONTRACTOR:			SCE:
ARCA CALIFORNIA, INC.			SOUTHERN CALIFORIA EDISON COMPANY
By:	/s/ Jack Cameron		By:	/s/ Linda Ziegler
Its:	President		Its:	Director
Name Printed:	Jack Cameron		Name Printed:	Linda Ziegler
Date:	August 28	, 2003	Date:	September 2	, 2003